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                                                                    EXHIBIT 3.11

                           ARTICLES OF INCORPORATION
                                       OF
                          HCC INDUSTRIES INTERNATIONAL


                                       I

                The name of this corporation is HCC INDUSTRIES INTERNATIONAL.


                                       II

                The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the California Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

                The name and address in the State of California of this corporation's initial agent for service of process is: Andrew Goldfarb, 16311 Ventura Boulevard, Suite 1180, Encino, California 91436.

                                      IV

                This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 10,000.


Dated: February 8 , 1985

                                        /s/ DEBORAH ARCURI
                                        ----------------------------------------
                                        DEBORAH ARCURI